Execution Version

AGREEMENT OF PURCHASE AND SALE

For the Membership Interests of

MICHIGAN PIPELINE & PROCESSING, LLC

by and between

GANESH ENERGY, LLC and GAS PROCESSING & PIPELINE, LLC

collectively as Seller,

and

DCP MIDSTREAM PARTNERS, LP

as Buyer,

dated as of

September 10, 2008

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(continued)
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AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE, dated as of September 10, 2008, is made and entered into by and between GANESH ENERGY, LLC, a Michigan limited liability company, and GAS PROCESSING & PIPELINE, LLC, a Wyoming limited liability company (collectively the “Seller“), and DCP MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns all of the Membership Interests of Michigan Pipeline & Processing, LLC (“MPP”); and

WHEREAS, MPP (through its wholly owned Subsidiaries) (i) owns and operates the five plant South Chester natural gas CO2 treating facility complex; (ii) owns and operates the 149 mile Grands Lacs pipelines that gathers natural gas from various central production facilities in the Antrim Shale formation of northeast Michigan (the “CPFs”) to the South Chester treating facilities; (iii) owns the 56 mile Bay Area Pipeline that transports natural gas to Consumers Energy’s Karn power plant complex; (iv) owns a 75% interest in the Jackson Pipeline Company, the owner of the Jackson Pipeline; and (v) owns an undivided 44% interest in the Litchfield Pipeline (collectively, the “Business”); and

WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, all the Membership Interests in MPP, upon the terms and subject to the conditions set forth herein;

THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm”	shall have the meaning set forth in Section 2.7(c) below.

“Action”
shall mean any administrative, regulatory, judicial or other formal proceeding, action, Claim, suit, investigation or inquiry by or before any Governmental Authority, arbitrator or mediator, at law or at equity.

“Affiliate”
shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided that, when applied to Buyer, the term “Affiliate” shall not include Spectra Energy Corp, a Delaware corporation, or ConocoPhillips, a Delaware corporation, or any entities owned, directly or indirectly, by Spectra Energy Corp or ConocoPhillips, other than entities owned, directly or indirectly, by Buyer and by DCP Midstream, LLC.

“Agreement”
shall mean this Agreement of Purchase and Sale, together with the Seller Disclosure Letter, Buyer Disclosure Letter, Annex I and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

“Allocation Statement”	shall have the meaning set forth in Section 2.8 below.

“ANR”	shall have the meaning set forth in Section 3.3(d) below.

“Assumption Agreement”
shall mean that certain Assumption Agreement in the form of Exhibit B attached hereto pursuant to which Seller assumes and remains responsible for the Retained Liabilities, from and after the Closing Date.

“Bank Accounts”
shall mean all of the bank accounts existing in the name of MPP or any Entity, each of which is described on Schedule 1.1(c) to Seller’s Disclosure Schedule by bank, account name, type and purpose, and identifying the personnel having the power to make withdrawals or otherwise manage deposits, withdrawals or other business with respect to such accounts.

“Baseline Date”	shall have the meaning set forth in Section 3.3(e) below.

“Business”	shall have the meaning set forth in the Recitals of this Agreement.

“Business Day”	shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Buyer Disclosure Letter”	shall mean the Buyer Disclosure Letter delivered to Seller concurrently with this Agreement, which is an integral part of this Agreement.

“Buyer Indemnified Parties”	shall have the meaning set forth in Section 6.2(a) below.

“Buyer Returns”	shall have the meaning set forth in Section 5.4(a)(ii) below.

“Cap Amount”	shall have the meaning set forth in Section 6.2(d) below.

“Casualty Loss”	shall have the meaning set forth in Section 7.1(c) below.

“Charlevoix”	shall have the meaning set forth in Section 3.21 below.

“Claims”
shall mean any and all demands, claims, lawsuits, arbitral proceedings, causes of action, investigations and other proceedings, regardless of the stage of prosecution and regardless of whether pending before a court, regulatory agency or other form of Governmental Authority.

“Closing Date”	shall mean the date on which the transactions contemplated by this Agreement actually close.

“Closing Net Working Capital”	which may be positive or negative, shall mean an amount equal to Current Assets minus Current Liabilities as of the Effective Date.

“Closing Statement”	shall have the meaning set forth in Section 2.7(a) below.

“Code”	shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Contracts”
shall mean any and all contracts to which MPP or an Entity is a party (excluding the rights-of-way or easements associated with the pipelines), pursuant to which MPP or any Entity (i) derives Business revenues or secures the right to use the assets and properties of the Business or (ii) has provided a benefit or right to any third Person; Commercial Contracts shall include, without limitation, all CO2 treating and similar agreements, all natural gas transportation agreements, all fuel allocation and oxygen specification agreements, all pipeline balancing agreements, and all settlement agreements that contain currently effective commercial terms, and all lease of property to or from third Persons.

“Confidentiality Agreement”	shall mean the confidentiality agreement entered into by and between DCP Midstream Partners, LP and MPP dated May 9, 2008.

“CPFs”	shall have the meaning set forth in the Recitals above.

“Current Assets”	shall mean the current assets of MPP, excluding the current portion of net investment in a direct financing lease.

“Current Liabilities”	shall mean the current liabilities of the MPP, excluding all debt under the LaSalle Loan Documents and any other debt affecting the Business, and any accrued interest accrued on any such debt.

“Damages”
shall mean judgments, settlements, fines, penalties, damages, Liabilities, losses or deficiencies, costs and expenses, including reasonable attorney's fees, court costs, expenses of arbitration or mediation, and other out-of-pocket expenses incurred in investigating or preparing the foregoing.

“DCP Plans”	shall have the meaning set forth in Section 5.3(d) below.

“Default Rate”	shall mean a per annum rate of interest equal to the prime rate of interest charged to Buyer by Wachovia Bank, N.A.

“Dispute”	shall have the meaning set forth in Section 8.8 below.

“Distribution”
shall mean:
(i) any dividend, distribution, repayment or repurchase of share capital, capital contribution or other return of capital to shareholders or equivalent holders of its ownership interests;
(ii) any repayment of any loan owed to an Affiliate;
(iii) any loan made to an Affiliate, other than to any of the Entities.

“Effective Date”	shall mean 9:00 AM Eastern Time on the first day of the month in which the Closing Date occurs.

“EGM”	shall have the meaning set forth in Section 2.4(f) below.

“EGM Management Agreement”	shall have the meaning set forth in Section 2.4(f) below.

“Employee Plans”	shall have the meaning set forth in Section 3.11(a)(i).

“Entities”	shall mean the entities, other than Michigan Pipeline & Processing, LLC, listed on Annex I attached hereto and “Entity” shall mean one of the entities.

“Environmental Laws”
shall mean all federal, state and local Laws or other legal requirement in effect and existence as of the date of this Agreement relating to the environment, pollution or protection of the environment for human health benefit or natural resources (but not Occupational Safety and Health Act or laws regulating food, drink and medicine), including laws relating to releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata), including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), as to each, as amended and the regulations promulgated pursuant thereto.

“Environmental Permit”	shall mean any Permit, formal exemption, identification number or other authorization issued by a Governmental Authority pursuant to an applicable Environmental Law.

“Equity Interests”	shall mean the equity interests in the Entities owned by MPP.

“ERISA”	shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Statement”	shall have the meaning set forth in Section 2.6 below.

“Estimated Closing Net Working Capital”	shall mean an estimate of the Closing Net Working Capital.

“Estimated Purchase Price”
shall mean (i) US $145,000,000 plus (ii) the Estimated Closing Net Working Capital, (iii) plus and/or minus, as applicable, the various Estimated Purchase Price Adjustments, utilizing the formula and the rules of applicability set forth in Section 2.1 below.

“Estimated Purchase Price Adjustments”	shall have the meaning set forth in Section 2.6 below.

“Exchange Act”	shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements”	shall have the meaning set forth in Section 3.6(a) below.

“First-Party Claim”	shall have the meaning set forth in Section 6.5 below.

“GAAP”	shall mean United States generally accepted accounting principles as in effect from time to time

“Gas Imbalance”
shall mean the net aggregate natural gas volumetric imbalance existing (i) between MPP Bay Area Pipeline, LLC (“MPPB”) and Consumers Energy Company under that certain Firm Transportation Service Agreement dated May 15, 2000, and (ii) between Cinnabar Energy Services & Trading, LLC under a Firm Transportation Service Agreement dated in February 2000, as of the Effective Date, reduced to a dollar value by multiplying said volumetric imbalance by the monthly price published in Inside FERC Market Center Spot Gas Prices, Upper Midwest, Consumers Energy city-gate for the month that commences the Effective Date. A Gas Imbalance owed to MPP shall be referred to as a “Net Positive Gas Imbalance;” A Gas Imbalance owed to Consumers Energy Company shall be referred to as a “Net Negative Gas Imbalance.”

“Governmental Authority”
shall mean any executive, legislative, judicial, tribal, regulatory, taxing or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“HSR Act”	shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (Public Law 94-435).

“Hazardous Substances”
shall mean any chemicals, materials or substances defined as or otherwise characterized as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, “radioactive” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, hazardous waste, mold and urea formaldehyde insulation.

“Indebtedness”
of any Person shall mean (i) all liabilities and obligations of such Person for borrowed money or evidenced by notes, bonds or similar instruments, (ii) obligations in respect of the deferred purchase price of property or services (other than any amount that would constitute current assets) to the extent that such amount would be accrued as a liability on a balance sheet prepared in accordance with GAAP, (iii) obligations in respect of capitalized leases, (iv) obligations in respect of letters of credit, acceptances or similar obligations, (v) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts, and (vi) any guarantee of the obligations of another Person with respect to any of the foregoing.

“Indemnified Party”	shall have the meaning set forth in Section 6.2(c) below.

“Indemnifying Party”	shall have the meaning set forth in Section 6.2(c) below.

“Indemnity Period”	shall have the meaning set forth in Section 6.1(a) below.

“Insurance Policies”	shall have the meaning set forth in Section 3.16 below.

“Interest Rate”	shall mean a rate per annum equal to the 30 day London Interbank Offered Rate plus 1%, as reported daily in the Wall Street Journal.

“Intellectual Property”
shall mean all U.S. and foreign (a) patents and patent applications, (b) trademarks, service marks, logos and slogans, (c) copyrights, (d) software (excluding commercial off-the-shelf software), and (e) all confidential and proprietary information and know-how.

“Karn Chromatograph”
shall mean the chromatograph that MPP Bay Area Pipeline, LLC has covenanted to install at the Consumers Energy Company Karn Units 3 and 4 generating facility pursuant to Section 2.4 of that certain Supplemental Agreement Between Consumers Energy Company and MPP Bay Area Pipeline, LLC dated October 29, 2007.

“Karn Chromatograph Costs”
shall mean the equipment, parts, freight/transportation, and testing costs and any expenses associated with the Karn Chromatograph and its installation, including any costs, charges or burdens that Consumers Energy Company may impose in connection with the Karn Chromatograph and its installation, a good faith estimate of which has been provided by Seller to Buyer.

“Knowledge”
shall mean: (i) as to Seller, the knowledge of those Persons set forth in Section 1.1(b) of the Seller Disclosure Letter, which knowledge will be based in part on the results of due inquiry made of David M. Bennett and Dave H. Meredith, the operations managers of the Business, or (ii) as to Buyer, the knowledge of those Persons set forth in Section 1.1(b) of the Buyer Disclosure Letter.

“LaSalle Bank”	shall mean LaSalle Bank National Association.

“LaSalle Loan Document”
shall mean that certain Amended and Restated Credit Agreement dated May 16, 2007 executed by MPP and Seller, together with all guaranty agreements, security agreement and ancillary agreements and documents executed and/or delivered in connection therewith.

“LaSalle Loan Lien Releases”	shall have the meaning set forth in Section 2.4(f) below.

“LaSalle Loan Pay-Off Certificate”	shall have the meaning set forth in Section 2.6 below.

“Law”
shall mean any statute, treaty, code, law, ordinance, executive order, rule or regulation (including a regulation that has been formally promulgated in a rule-making proceeding but, pending final adoption, is in proposed or temporary form having the force of law); guideline or notice having the force of law; or approval, permit, license, franchise, judgment, order, decree, injunction or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

“Liabilities”
shall mean any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens”
shall mean any mortgage, pledge, lien (statutory or otherwise and including, without limitation, environmental, ERISA and tax liens), security interest, easement, right of way, limitation, encroachment, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature (except for any restrictions arising under any applicable securities laws).

“Material Adverse Effect”
shall mean actions, circumstances or omissions that have an effect, individually or in the aggregate, that is materially adverse to (a) the business, operations, financial condition or assets of MPP and the Entities, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby, in each case, other than actions, circumstances or omissions that result from, relate to or arise out of: (i) the negotiation, execution, announcement of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, joint owners or venturers and employees, but only if and to the extent that the negotiation, execution, announcement of this Agreement and the transactions contemplated hereby do not breach, violate or deprive any of Seller’s, MPP’s or any Entity’s customers, suppliers, distributors, partners, joint owners or venturers or employees of any rights, benefits or property that any of them would otherwise have but for the existence and execution of this Agreement and the transactions contemplated hereby, (ii) any action taken by Seller, MPP, Buyer or any of their respective Representatives or Affiliates required or permitted to be taken by the terms of this Agreement or necessary to consummate the transactions contemplated by this Agreement, (iii) the specific items set forth in the Seller Disclosure Letter, (iv) general legal, regulatory, political, business, economic, capital market and financial market conditions (including prevailing interest rate levels), or conditions otherwise generally affecting the industries in which MPP operates, (v) any change in law, rule or regulation or GAAP or interpretations thereof applicable to MPP, Seller or Buyer, and (vi) acts of God, national or international political or social conditions, so long as the same do not constitute a Casualty Loss. In determining the existence of a Material Adverse Effect, the effect on the business, operations, financial condition or assets of a Person shall include only the portion of such effect attributable to the ownership interest of MPP and the Entities and shall exclude any portion of such effect attributable to the ownership interest of any third party in such Person.

“Material Contract”	shall have the meaning set forth in Section 3.7(a) below.

“Membership Interests”	shall mean the Membership Interests of each Seller in MPP which, together, comprise all the outstanding Membership Interests in MPP.

“MichCon”
shall, as applicable, mean any of Michigan Consolidated Gas Company, MichCon Gathering Company, and/or MichCon Gathering Pipeline Company, or any of their successors, assigns or Affiliates that are as to the date of the Agreement or hereafter parties to Commercial Contracts with MPP or any of the Entities.

“Michigan Tax”	shall have the meaning set forth in Section 5.4(d) below.

“MPP 401(k) Plan”	shall means that certain Employee Plan titled: Michigan Pipeline & Processing, LLC 401 (k) Plan.

“MPP Annual Audited Financial Statements”
shall mean the consolidated balance sheet of MPP and the Entities as of December 31, 2007, with the related statements of income and retained earnings and of cash flows for the year then ended, prepared in accordance with the requirements of Regulation S-X adopted by the Securities and Exchange Commission, audited by Plante Moran, PLLC.

“MPP Employees”	shall mean the Employees listed on Section 1.1(a) of the Seller Disclosure Letter.

“MPP Financial Statements”
shall collectively refer to whichever of the following that Seller is obligated to cause to be prepared and audited or reviewed as a condition to Buyer’s acquiring the Membership Interests: (i) the MPP Annual Audited Financial Statements; and (ii) the MPP Unaudited Financial Statements.

“MPP Unaudited Financial Statements”
shall mean the consolidated balance sheets of MPP and the Entities with the related statements of income and retained earnings and of cash flows, prepared in accordance with the requirements of Regulation S-X adopted by the U.S. Securities and Exchange Commission, on a basis consistent with the basis of presentation of the MPP Annual Audited Financial Statements (except to the extent of differences permitted by Regulation S-X with respect to financial statements for interim periods), reviewed by Plante Moran, PLLC.

“Non-Compete Business”	shall have the meaning set forth in Section 5.11(a) below.

“Non-Compete Period”	shall have the meaning set forth in Section 5.11 below.

“Past Due Receivables”	shall mean any amount that on the Effective Date has been due and payable to MPP or any Entity for more than 30 days under any Commercial Contract and remains due and payable on the Closing Date.

“Permits”	shall have the meaning set forth in Section 3.9(a) below.

“Permitted Liens”
shall mean (a) zoning, planning and building codes and other applicable Laws regulating the use, development and occupancy of real property and permits, consents and rules under such Laws; (b) such other Liens, imperfections in title, charges, easements, restrictions and encumbrances that would not reasonably be expected to result in a Material Adverse Effect or restrict the use of such real property; (c) the terms and conditions of leases and subleases of real property; (d) such easements as are utilized by third party utilities to provide service to the businesses of MPP and the Entities or that are filed of record when crossing or affecting any assets of MPP and the Entities; (e) mechanics’, carriers’, workers’ and similar Liens arising in the ordinary course of business, or that are not yet due and payable, incurred consistent with past practice, (f) Liens for Taxes and other governmental levies not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed and with respect to which adequate reserves have been established on the MPP Financial Statements; and (g) those defects, exceptions, restrictions, easements, rights of way disclosed in the Title Insurance Policy.

“Person”
shall mean any natural person, corporation, company, general partnership, limited partnership, limited liability partnership, joint venture, proprietorship, limited liability company, or other entity or business organization or vehicle, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pre-Effective Date Employee Wage and Benefit Cost”
shall mean any and all obligations, liabilities, payments, Claims, or amounts of any kind whatsoever owed by MPP or any Entity in respect of all current and former Employees, including any wages, salaries, fees, earnings, bonuses, incentive payments, vacation accruals, Employee Plan payments, benefits, or requirements, whether under retirement, medical, disability or other form to employee benefit offered or maintained for or on behalf of any Employee, for all periods prior to and including the Effective Date.

“Predecessor”	shall have the meaning set forth in Section 3.3(e) below.

“Proceeding”	shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority.

“Property Taxes”	shall have the meaning set forth in Section 5.4(b) below.

“Purchase Price”	shall have the meaning set forth in Section 2.1 below.

“Purchase Price Adjustments”	shall have the meaning set forth in Section 2.7(a) below.

“Representatives”	shall mean accountants, counsel or representatives.

“Retained Liabilities”
shall mean any Claim, charge, cost, Damage, expense, or form of Liability, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, known or unknown, accrued or unaccrued, arising out of, as a result of, or in respect of, any of the following matters:
(i) Taxes on the Business, MPP or any Entity for any period prior to the Effective Date;
(ii) Employee Plans (including any failure to operate or maintain any Employee Plan in compliance with its terms and applicable law) as in existence prior to the Effective Date;
(iii) Employees or former employees of MPP or the Entities relating to their employment or termination of employment with MPP, any Entity or Affiliate or predecessor before the Closing Date (including respecting compensation, benefits or the failure to comply with applicable employment laws);
(iv) Disposal of Hazardous Substances generated by the Business, MPP or any Entity prior to the Closing Date;
(v) Fines or Penalties assessed by any Governmental Authority with respect to any action or omission of the Business, MPP or any Entity prior to the Closing Date, excluding non-record keeping fines and penalties that may arise from matters disclosed in Section 3.9.

“Selected Courts”	shall have the meaning set forth in Section 8.8 below.

“Seller Disclosure Letter”	shall mean the Seller Disclosure Letter delivered to Buyer concurrently with this Agreement, which is an integral part of this Agreement.

“Seller Indemnified Parties”	shall have the meaning set forth in Section 6.2(b) below.

“Seller’s Notice of Disagreement”	shall have the meaning set forth in Section 2.7(b) below.

“Seller Party”	shall have the meaning set forth in Section 3.2 below.

“Seller Property Tax Burden”	shall have the meaning set forth in Section 5.4(b) below.

“Seller Returns”	shall have the meaning set forth in Section 5.4(a)(i) below.

“Subsidiary”
of any Entity means, at any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax Allocation Referee”	shall have the meaning set forth in Section 2.8 below.

“Tax Return”	shall mean any report, return, declaration, or other information required to be supplied to a Governmental Authority in connection with Taxes including any claim for refund or amended return.

“Taxes”
shall mean all taxes, levies or other like assessments, including income, gross receipts, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to any foreign, Federal, state or local taxing authority, whether computed on a separate, consolidated, unitary, combined or any other basis, including, without limitation the Michigan Business Tax and any predecessor thereof; in each instance the term Taxes shall include any interest, penalties or additions attributable to or imposed as a result of how or whether any such Tax is computed or paid.

“TBA”	shall have the meaning set forth in Section 3.7(d) below.

“Third-Party Claim”	shall have the meaning set forth in Section 6.4 below.

“Threshold Amount”	shall have the meaning set forth in Section 6.2(d) below.

“Title Insurance Policy”
shall mean that certain mortgage policy of title insurance obtained by Seller with respect to the fee property interest upon which the South Chester CO2 treating facilities are located, issued by Chicago Title Insurance Company on March 27, 2007.

“Transaction Costs”
shall mean any and all expenses, costs, fees, charges or expenditures or any type or form whatsoever relating to, arising out of or otherwise due to the sale by Seller of the Membership Interests, that are reflected in any of the MPP Financial Statements, including without limitation, legal fees, accounting and financial statement preparation and audit fees and costs, including those payable to Plante Moran, PLLC, and any filing preparation costs, filing fees and other expenses incurred by a party to comply with the HSR Act, as well as due diligence preparation and response costs, as well as expenditures made for the purpose of ensuring that Seller’s representations and warranties contained in this Agreement are true and correct.

“Transaction Documents”
shall mean all documents, contracts, certificates or other deliverables that Seller, MPP or any Entity is obligated to deliver to Buyer pursuant to the terms of this Agreement prior to, on or after the Closing Date.

“Transferred Employee”	shall have the meaning set forth in Section 5.3(c) below.

“Transition Services Agreement”	shall mean that certain transition services agreement in the form of Exhibit C.

“Treasury Regulation”	shall mean the income Tax regulations, including temporary and proposed regulations, promulgated under the Code, as amended.

“Uncollected Reallocation Fees”
shall mean the net increase of any fees, fuel charges or other amounts due and payable by any counterparty to MPP or any Entity under any Commercial Contract: (i) for any delivery month that ends prior to the Effective Date; (ii) that was not included in the initial customer invoice; (iii) that resulted from MichCon’s customary conduct of a nomination vs. actual receipt volume reallocation and/or any meter-measurement recalibration, correction or true up process; and (iv) which net increase amount is not received by MPP nor any Entity within 30 days of issuing an updated invoice therefore and remains unpaid on the Closing Date.

ARTICLE II

MECHANICS OF SALE AND PURCHASE

Section 2.1 Agreement to Sell and Purchase. In consideration of Buyer’s payment of the Purchase Price (hereafter defined), Buyer shall, on the Closing Date, purchase, acquire and accept from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, all of the Membership Interests, free and clear of all Liens, except Permitted Liens. The purchase price for the Membership Interests (the “Purchase Price”) shall be a cash amount equal to:

(i) $145,000,000.00 plus
(ii) the Closing Net Working Capital plus
(iii) the Net Positive Gas Imbalance less
(iv) the Past Due Receivables less
(v) the Uncollected Reallocation Fees less
(vi) the Transaction Costs payable by MPP less
(vii)  the Pre-Effective Date Employee Wage and Benefit Cost less
(viii) Seller’s Property Tax Burden less
(ix)  the Net Negative Gas Imbalance less
(x)  the Karn Chromatograph Cost;

provided, however, that each adjustment outlined in (iv)-(v) above shall only be made to the Purchase Price if the item described is reflected as a Current Asset in Closing Net Working Capital and each adjustment outlined in (vi)-(x) above shall only be made to the Purchase Price if the item described is not reflected as either a Current Liability or a Current Asset in Closing Net Working Capital.

The Purchase Price shall be paid in the manner provided in Section 2.5 and shall be subject to adjustment as provided in Section 2.7.

Section 2.2 Time and Place of Closing/Effective Date of Transaction. The closing of the transactions contemplated by this Agreement shall occur within five (5) Business Days after completion of the items in Sections 7.1 and 7.2 below. The transaction evidenced by this Agreement shall be deemed to have occurred as of the Effective Date for all purposes (including, accounting, Closing Net Working Capital determination and commercial purposes), unless expressly provided otherwise in a specific provision of this Agreement.

Section 2.3 Closing. The closing of the transaction contemplated in this Agreement shall take place at the offices of Seller at 30078 Schoenherr, Suite 150, Warren, Michigan 48088, at 9:00 a.m., local time on the Closing Date.

Section 2.4 Seller’s Deliveries at Closing. At the closing of the transactions contemplated by this Agreement, and against receipt of the Estimated Purchase Price (defined below), Seller shall deliver or cause to be delivered, in form and substance satisfactory to Buyer (unless previously delivered), the following items:

(a) certificate or certificates representing the Membership Interests together with the Equity Interests (or other appropriate instruments evidencing MPP’s ownership), accompanied by powers duly endorsed in blank by Seller or accompanied by instruments of transfer duly executed by Seller;

(b) a certificate of incumbency and authority of the officers of Seller executing this Agreement and the Transaction Documents, dated the date hereof;

(c) written resignations, effective as of the Closing Date, from each of the officers and the Manager of MPP and each of the Entities;

(d) written termination of the Management Agreement between MPP and Energy Group Management, LLC, including a specific release of any and all obligations owed by MPP or any of the Entities to Energy Group Management, LLC (“EGM”) as of the Closing Date (the “EGM Management Agreement”);

(e) a certificate of an officer of Seller named in the incumbency certificate dated as of the Closing Date, in form reasonably satisfactory to Buyer, certifying as to the matters set forth in Sections 7.1(a), 7.1(b) and 7.1(c);

(f) the LaSalle Loan Lien Releases, fully executed by representatives of LaSalle Bank;

(g) A duly executed and acknowledged affidavit of each Seller, substantially in the form attached hereto as Exhibit A, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(h) The Assumption Agreement, executed by Seller;

(i) The Transition Services Agreement, executed by Seller and by EGM;

(j) The Non-Compete and Non-Solicitation of Employees Agreement, executed by Seller and by each of Rai Bhargava and Manouch Daneshvar;

(k) documentation providing for the transfer of the Employee Plans, including all medical benefit plans and the MPP 401(k) Plan from MPP to Seller, so that, in the case of the medical and disability Employee Plans, the same will be administered by Seller on behalf of former employees and Employees that are not hired by DCP, and in the case of the MMP 401(k) Plan, pending its termination and distribution of plan accounts and assets to the Employees as provided in Section 5.3(b); and

(l) as to each Bank Account, amended or replacement signature cards that terminate the authority of all non-Buyer employees or agents to deal with each Bank Account, and authorizing certain Buyer employees or agents, communicated 5 days prior to the Closing Date, to manage funds associated with each Bank Account.

Section 2.5 Buyer’s Deliveries at Closing. At the closing of the transactions contemplated by this Agreement, and against receipt of the Membership Interests, Buyer shall deliver or cause to be delivered, in form and substance satisfactory to Seller (unless previously delivered), the following items:

(a) (i) the U.S. dollar value equal to the LaSalle Loan payoff amount set forth in the LaSalle Loan Payoff Certificate, adjusted by the per diem value, should the Closing Date occur other than on the day assumed in the LaSalle Loan Payoff Certificate, and further reduced by any additional fees, expenses or costs that Buyer or any Affiliate may be required to pay in order to ensure that it acquires the Ownership interests, the Equity Interests, and the Business and its assets free and clear of the Liens imposed by the LaSalle Loan Document, to be paid by wire transfer of same day funds to the account designated by LaSalle Bank in the LaSalle Loan Payoff Certificate; and

(ii) the difference between the Estimated Purchase Price less the amount described in (i) immediately above, to be paid by wire transfer of same day funds to the account or accounts and in the various amounts designated by Seller;

(b) certificate of incumbency and authority of Buyer dated the date hereof;

(c) a certificate of an authorized officer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date; and

(d) The Transition Services Agreement.

Section 2.6 Deliverables For Estimated Purchase Price Determination. At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) containing Seller’s good faith estimate of the following, together with a reasonably detailed calculation of each such estimate and such supporting documentation and other data as is reasonably requested by Buyer to substantiate Seller’s determination of such amount: (a) Estimated Closing Net Working Capital; (b) the LaSalle Loan Document payoff amount as of the expected Closing Date prepared by LaSalle Bank, including a per diem amount for interest and all other fees and expenses accrued each day under the LaSalle Loan Documents (the “LaSalle Loan Payoff Certificate”), and completed LaSalle Loan Lien Releases such that Buyer’s Treasury Dept. personal can evaluate the adequacy and sufficiency of the final forms thereof that must be delivered pursuant to Section 2.4(g) above; and (c) the following items, any of which individually or collectively are referred to herein as “Estimated Purchase Price Adjustments”: (i) the Past Due Receivables; (ii) the Uncollected Reallocation Fees; (iii) the Seller Transaction Costs; (iv) the Pre-Effective Date Employee Wage and Benefit Costs; (v) Seller’s Property Tax Burden; (vi) the Gas Imbalance (consisting of whichever of the following applies: the Net Positive Gas Imbalance or the Net Negative Gas Imbalance; and (vii) the Karn Chromatograph Cost.

Section 2.7 Post-Closing Purchase Price Reconciliation

(a) As soon as reasonably practicable following the Closing Date, and in any event within 90 days thereafter, Buyer shall deliver to Seller a closing statement (the “Closing Statement”), prepared by Buyer in good faith using the same methodologies, practices, policies and judgments as were used in the preparation of the last of the MPP Financial Statements prepared prior to the Closing Date, except as otherwise provided in this Agreement, setting forth in reasonable detail (i) the proposed final calculation of Closing Net Working Capital and (ii) the updated values for each item described in Section 2.1 (iii) through (x) that, by the rules of applicability set forth in the last paragraph of Section 2.1, are to be applied as adjustments to the Purchase Price (herein, the “Purchase Price Adjustments”). From and after the delivery of the Closing Statement to Seller, Buyer shall provide to Seller and its representatives access to the personnel, accountants, books and records used by Buyer or its representatives in the preparation of the Closing Statement and the calculation of the Closing Net Working Capital and the Purchase Price Adjustments.

(b) Within 30 days after Seller’s receipt of the Closing Statement, Seller shall notify Buyer in writing whether Seller agrees or disagrees with the Closing Statement (“Seller’s Notice of Disagreement”). If Buyer does not receive such notice within such 30-day period, it shall be deemed that Seller has accepted the Closing Statement with respect to all items set forth therein as of the expiration of such 30-day period. If Seller accepts (or is deemed to accept, as provided in the immediately preceding sentence) the Closing Statement, Seller or Buyer, as appropriate, shall, within five Business Days of such acceptance, make the following adjustments: (i) if the Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller in cash (by wire transfer) (A) the amount of such excess plus interest accruing thereon at the Interest Rate from the Closing Date to the date final payment of such excess is made or (ii) if the Estimated Purchase Price exceeds the Purchase Price, Seller shall pay to Buyer in cash (by wire transfer) the (B) amount of such excess plus interest accruing thereon at the Interest Rate from the Closing Date to the date final payment of such excess is made. If a payment required by this Section 2.7 is not made by the obligated party when due, such payment shall accrue interest at the Default Rate. All interest payable under this Agreement shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(c) If Seller disagrees with Buyer’s calculation of the Closing Net Working Capital and/or the Purchase Price Adjustment as set forth in the Closing Statement, Seller’s notice as delivered pursuant to (b) above shall specify Seller’s calculation of the Closing Net Working Capital and/or the Purchase Price Adjustment and shall specify the items or amounts as to which Seller disagrees. Seller and Buyer shall have a period of 30 days from Buyer’s receipt of a Seller Notice of Disagreement to resolve any disagreement specified therein. Any disputed amounts which cannot be agreed to by the parties within 30 days after Buyer’s receipt of a Seller Notice of Disagreement to the Closing Statement shall be determined by a mutually agreeable nationally recognized accounting firm that does not have a material relationship with either Buyer or Seller, or any of their respective Affiliates (the “Accounting Firm”). The engagement of and the determination by the Accounting Firm (or any other accounting firm designated by the Accounting Firm as set forth below) shall be completed within 60 days after such assignment is given to the Accounting Firm and shall be final and binding on Buyer and Seller. If for any reason the Accounting Firm is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm selected by the Accounting Firm. Seller and Buyer agree that they will, and agree to cause their respective independent accountants to cooperate and assist in the preparation of the conduct of the audits and reviews referred to in this Section, including the making available to the extent necessary of books, records, work papers and personnel. The fees and expenses payable to the Accounting Firm (or any other accounting firm designated by the Accounting Firm) in connection with such determination will be borne: by the party that is further from the correct amount of Purchase Price than the other in the disagreement over such calculation.

(d) Within five Business Days of the date on which the last disputed item required to determine the Closing Net Working Capital and/or the Purchase Price Adjustment is resolved by the Accounting Firm, Buyer or Seller, as appropriate, shall make the payments, including interest, described in Section 2.7(b) hereof.

(e) The sum of all Past Due Receivables received by Buyer, MPP or any Entity between the Closing Date and the date that the Closing Statement is delivered, shall be added to the Purchase Price. Neither Buyer, MPP, nor any Entity shall have any duty to pursue the collection of any Past Due Receivable.

Section 2.8 Allocation of Purchase Price. Not later than 20 days following determination of the Closing Net Working Capital, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price (plus the liabilities of the MPP to the extent properly taken into account under Section 1060 of the Code) among the assets of MPP in accordance with Section 1060 of the Code. If within 20 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. If Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain a mutually satisfactory nationally recognized accounting firm (which firm shall not have any material relationship with Buyer or Seller) (the “Tax Allocation Referee”) to resolve the disputed items. Notwithstanding anything to the contrary herein, Buyer and Seller (and the Tax Allocation Referee, if applicable) shall resolve all disputed items no later than 60 days following the date on which Closing Net Working Capital is determined. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Tax Allocation Referee shall be borne equally by Buyer and Seller. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date). Not later than the earlier of (A) 90 days following the Closing Date and (B) 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows and such representations and warranties also shall be true and correct at and as of the Closing Date as if made on that date:

Section 3.1 Organization; Qualification. Each Seller is duly organized and validly existing and in good standing under the Laws of its governing jurisdiction. Each of MPP and the Entities is duly organized and validly existing and in good standing under the Laws of its governing jurisdiction and each (a) has the requisite power to carry on the Business as currently conducted and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified.

Section 3.2 Authority Relative to this Agreement. Each Seller has full corporate power and authority to execute and deliver this Agreement, and the Transaction Documents, and to consummate the contemplated transactions. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the contemplated transactions have been duly and validly authorized by all the necessary action on the part of each Seller (as applicable) and no other corporate or other proceedings on the part of Seller are necessary to authorize this Agreement and the Transaction Documents to be executed and delivered in connection with this Agreement or to consummate the contemplated transactions. This Agreement and the Transaction Documents have been duly and validly executed and delivered by each Seller and any Affiliate and/or member of Seller that is a party thereto (a “Seller Party”), and are enforceable against each Seller and Seller Party in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

Section 3.3 Equity Interests.

(a) Annex I sets forth, as of the date hereof, a list of MPP and each of the Entities, including its name, its jurisdiction of organization, and the percentage of its outstanding membership interests (or equivalent equity interests) owned by the Seller or MPP, as applicable. MPP has no Subsidiaries other than the Entities and no Entity has any Subsidiary other than MPP Jackson LLC, which owns a 75% interest in Jackson Pipeline Company. MPP owns no equity interest in any Person other than the Entities and no Entities, other than MPP Jackson LLC own any equity interest in any Person.

(b) The Membership Interests and the Equity Interests are duly authorized, validly issued and fully paid and were not issued in violation of any preemptive rights. There are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to MPP or the Entities, obligating either Seller, MPP, any of the Entities or any of their respective Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any additional equity interest in MPP or the Entities or (ii) options, warrants or other rights to purchase from either Seller, MPP, any of the Entities or their respective Affiliates any securities that are convertible or exchangeable for any equity interest in

MPP or the Entities. Other than this Agreement, there exist no contracts, agreements or arrangements of any kind relating to or restricting or impeding the sale, transfer or conveyance of any equity interest in MPP or the Entities, as contemplated by this Agreement, including any right of first refusal, right of first offer or negotiation, or any form of restriction on transfer, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller, MPP, any of the Entities or their respective Affiliates are subject or bound. The transfer of the Membership Interests from Seller to Buyer will not trigger any change in control or similar provision that could afford a third Person any right to acquire any portion of MPP, any Entity or any asset comprising a part of the Business.

(c) Seller owns all of the issued and outstanding Membership Interests and MPP owns all of the issued and outstanding Equity Interests and (i) Seller has good, valid and marketable title to the Membership Interests, and (ii) MPP has good, valid and marketable title to the Equity Interests. The Membership Interests and the Equity Interests have not been pledged to any Person and are not subject to any Liens or defects in title, except that they have been pledged as collateral to LaSalle Bank in support of the LaSalle Loan Document. The Membership Interests and the Equity Interests are not subject to any restrictions on transferability except (i) for such restrictions as may exist under applicable securities law, and (ii) for the restrictions that exist as a result of the Membership Interests and Equity Interests being pledged to LaSalle Bank pursuant to the LaSalle Loan Document. On the Closing Date, Buyer will own good, valid and marketable title to all of the issued and outstanding Membership Interests of MPP, free and clear of all Liens, and MPP will own good, valid and marketable title to all issued and outstanding Equity Interests, free and clear of all Liens.

(d) Since the date of formation of MPP, there have been no Persons other than Seller that have owned any interest in MPP. Since March 12, 2007, no Person besides MPP has owned any equity or other similar interest in the Entities. MPP Jackson LLC’s ownership of a 75% interest in Jackson Pipeline Company, a Michigan general partnership, whose other 25% general partnership interest is owned by ANR Jackson Company (“ANR”) existed prior to March 12, 2007 and has not changed since that date.

(e) Since March 12, 2007 (the “Baseline Date”), neither MPP, nor any Entity , nor any predecessor or other Person owning any of the assets that (as of the date hereof) comprise or are used in the conduct of the Business (a “Predecessor”), have engaged in any business or activities other than (i) the ownership and operation of the Grands Lacs pipelines and the five South Chester Antrim CO2 treating plants; (ii) the ownership, but not the operation, of the Bay Area pipeline, or (iii) the ownership, but not the operation of interests in the Jackson and Litchfield pipelines, and to Seller’s Knowledge, prior to the Baseline Date, neither any Entity, nor any Predecessor, has engaged in any business or activities other than those described in (i), (ii), and (iii) above.

(f) Since the Baseline Date neither MPP nor any Entity nor any Predecessor have sold, conveyed, transferred, assigned, dismantled, removed, mothballed or otherwise disposed of any capital assets, whether associated with the Business or otherwise except that Seller sold some excess compressor parts for $135,000. To Seller’s Knowledge, prior to the Baseline Date, neither MPP nor any Entity nor any Predecessor has sold, conveyed, transferred, assigned, dismantled, removed, mothballed or otherwise disposed of any capital assets, whether associated with the Business or otherwise that exceed $100,000 in the aggregate.

(g) The asset and rights of MPP and the Entities constitute all of the assets and rights used to conduct the Business and activities of each of MPP and the Entities as presently conducted. Except as set forth in Section 3.3(g)(i) of Seller’s Disclosure Schedule, each Entity, to Seller’s Knowledge, owns marketable title to the easements and rights of way used for their pipeline businesses and MPP and each Entity own marketable title to all other assets associated with the conduct of the Business. Each vehicle owned or leased by MPP or any Entity is listed in Section 3.3(g)(ii) to Seller’s Disclosure Schedule, identified by make, model, model year and its vehicle identification number, and indicating which entity (MPP or a given Entity) owns or leases the vehicle identified.

(h) As of the date of the Agreement, MPP and the Entities are not pursuing or planning to pursue, nor do any of them have any obligations to fund or reimburse any third Person in respect to the pursuit of any project or major maintenance of any nature whatsoever, except for such projects or maintenance obligations as do not exceed $200,000 in total cost and which are reflected in the MPP Financial Statements.

Section 3.4 Consents and Approvals. Except for notice required under the HSR Act, Seller requires no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person as a condition to the execution and delivery of this Agreement or the performance of the obligations under it, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not have a Material Adverse Effect.

Section 3.5 No Conflict or Violation. The execution, delivery and performance by the Seller of this Agreement does not:

(a) violate or conflict with any provision of the organizational documents or bylaws of Seller, MPP or any of the Entities;

(b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violation would not have a Material Adverse Effect;

(c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default, or cause any material obligation, penalty or premium to arise or accrue including without limitation the acceleration of maturity of any indebtedness or other obligation or imposition of any lien, charge or encumbrance on any assets of any of MPP or the Entities, under any Material Contract or instrument to which any of MPP or the Entities is a party or by which any of them is bound or to which any of their respective properties or assets is subject;

(d) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by MPP or the Entities; or;

(e) result in the cancellation, modification, revocation or suspension of any material Permits or in the failure to renew any material Permit.

Section 3.6 Financial Information.

(a) Prior to the date hereof, Seller has made available to Buyer or its Representatives certain audited financial information relating to MPP as of December 31, 2007, including Income Statement for 2007 and Balance Sheet as of December 31, 2007 (collectively, the “Financial Statements”). Unaudited financial information received by Seller from CMS for years ended December 31, 2004, 2005 and 2006 also has been provided to Buyer. Seller has also made available to Buyer unaudited financial information relating to MPP for the period January 1, 2008 through July 31, 2008.

(b) The Financial Statements and the 2008 unaudited financial statements were prepared in accordance with GAAP, consistently applied throughout 2007 and 2008, and fairly present, in all material respects, the financial position, results of operations and cash flows of MPP as of December 31, 2007 and for the year 2008 covered thereby. Seller does not make any representation or warranty with respect to the unaudited financial statements for 2004, 2005 and 2006 that were not prepared by Seller.

Section 3.7 Contracts.

(a) Section 3.7(a) of the Seller Disclosure Letter sets forth a list, as of the date hereof, of (i) each Commercial Contract and (ii) each other contract, lease or similar agreement or instrument to which MPP or any of the Entities is a party, other than the easements and rights of way agreements for the pipelines and contracts for goods and services supplied to or for MPP or the Entities that are terminable within 60 days or less by their terms or involve payments aggregating less than $5,000 per month (each contract set forth in Section 3.7(a) of the Seller Disclosure Letter being referred to herein as a “Material Contract”).

(b) Each Material Contract is in full force and effect and represents the legal, valid and binding obligation of MPP or the Entities party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case, in accordance with its terms.

(c) Except as set forth in Section 3.7(c) of Seller’s Disclosure Letter, there is no default by MPP or any Entity under any Material Contract to which MPP or any Entity is a party, and Seller has no Knowledge of any default by any other parties under any Material Contract. None of Seller, MPP or any Entity has received any notice of, become aware of, nor developed or raised any concerns or issues, disagreement, over the interpretation of, disagreement about, breach of, termination of, or breach of any Material Contract.

(d) Neither Seller, MPP, nor any Entity has received any communication or information from or in respect of MichCon, indicating any intention not to renew, replace or extend that certain Transportation and Balancing Agreement dated February 11, 2000 by and between MichCon and the predecessor in interest to MPP Bay Area Pipeline LLC (the “TBA”).

Section 3.8 Compliance with Law. Except for Environmental Laws and Tax laws, which are the subject of Section 3.14 and Section 3.15, respectively, MPP and the Entities are in compliance with all federal, state or local Laws, writs, injunctions or decrees of any Governmental Authority applicable to their respective properties, assets and businesses except where such noncompliance would, individually or in the aggregate, not have a Material Adverse Effect.

Section 3.9 Permits.

(a) Except as set forth in Section 3.9(a) and (b) of the Seller Disclosure Letter, MPP and each Entity has all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with Governmental Authorities necessary for the conduct of their respective business operations as presently conducted (collectively, the “Permits”), except for those Permits the absence of which would not have a Material Adverse Effect.

(b) Except as set forth in Section 3.9(a) and (b) of the Seller Disclosure Letter, the Permits are in full force and effect, no violations thereof have been recorded and no proceedings are pending or, to the Knowledge of Seller, threatened for the revocation or partial revocation thereof, in each case other than such failures, violations or proceedings that have been cured or waived.

Section 3.10 Litigation. There are no Actions before any Governmental Authority or arbitration panel or tribunal pending or in progress or, to the Knowledge of Seller, threatened, against MPP, the Entities, or Jackson Pipeline Company or any executive officer or director thereof or against any Person owning the Membership Interests or involving the respective assets or businesses of MPP or the Entities. None of Seller, MPP, the Entities, or Jackson Pipeline Company is subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which such Person was a named party relating to the Equity Interests or the respective assets or businesses of such Persons, except as disclosed in Section 3.10 of the Seller Disclosure Letter.

Section 3.11 Employee Matters.

(a) Employee Benefits.

(i) Section 3.11(a) of Seller’s Disclosure Letter lists all benefit and compensation plans and contracts, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all deferred compensation, severance, employment, change in control, retention plan arrangements, policies, or similar agreements, and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, equity option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by MPP or any Entity or with respect to which MPP or any Entity could have any Liability (the “Employee Plans”). Each Employee Plan is maintained exclusively by MPP for the exclusive benefit of the MPP Employees. All account balances under the MPP 401(k) Plan are 100% vested as of the date of this Agreement. Copies of all Employee Plans have been delivered to Buyer, including written interpretations and summary plan descriptions, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable.

(ii) Since the Baseline Date none of MPP or any Entity or any predecessor thereof has sponsored, maintained or contributed to, or has in the past sponsored, maintained or contributed to, any employee benefit (within the meaning of Section 3(3) of ERISA subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Since the Baseline Date none of MPP or any Entity or any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA. There is no other trade or business, whether or not incorporated, that together with MPP or any Entity would be a “single employer” within the meaning of Section 4001(b) of ERISA or under common control with MPP or any Entity within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(iii) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is a proprietary generic plan established by an unrelated third party which represents that it has received a favorable determination letter and such plan is operated for the benefit of MPP. Seller has delivered to Buyer copies of the Plan documents in its possession. Each Employee Plan has been established, documented, administered, operated and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that, to Seller’s Knowledge could result in payment or assessment by or against MPP or the Entities of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. There are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Employee Plans or their assets. All contributions required to be made to the Employee Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable Law have been timely made. There is no matter pending (other than routine qualification determination filings) with respect to any of the Employee

Plans before the Internal Revenue Service, the Department of Labor, or any other Governmental Authority.

(iv) To Seller’s Knowledge, except as Buyer may agree pursuant to Section 5.3 below, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require MPP or any Entity to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Employee Plan. To Seller’s Knowledge, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Employee Plans or any other agreement that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(v) The MPP Employees participate in no employee pension benefit plan (within the meaning of Section 3(2) of ERISA) other than the MPP 401(k) Plan.

(b) Employees. The MPP Employees are the only Persons employed by MPP or any of the Entities, and each is employed solely by MPP, and MPP has not hired or retained any individual Person on a contract basis in connection with the conduct of the Business or otherwise. Seller has delivered to Buyer a true and complete list as of the date hereof of the names, titles or job positions, annual salaries and other monetary compensation of each MPP Employee. Each MPP Employee is employed “at will” by MPP. The list described above also indicates the date of hire, exempt or non-exempt status, and leave status (i.e., whether active or on leave of absence) of each MPP Employee. All MPP Employees are authorized to work in the United States according to federal immigration laws. MPP and the Entities are in compliance with and have not triggered any requirements under the Worker Adjustment and Retraining Notification Act or similar laws. With respect to the MPP Employees, MPP and the Entities, each is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employment discrimination, equal opportunity, affirmative action, workers’ compensation, pay equity, unemployment insurance, immigration and occupational and workplace safety and health.

Section 3.12 Labor Relations. (a) None of MPP or the Entities is a party to any labor or collective bargaining agreements, and there are no labor or collective bargaining agreements which pertain to any MPP Employees, (b) within the preceding eighteen (18) months, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to MPP or the Entities, (c) within the preceding twelve (12) months there have been no organizing activities involving MPP or the Entities with respect to any group of MPP Employees, (d) there are no pending or, to the Knowledge of Seller, threatened strikes, work stoppages, slowdowns or lockouts against MPP or the Entities, or the MPP Employees or involving any of the Business or MPP’s or the Entities’ facilities; and (e) there are no pending unfair employment practice charges, grievances or complaints filed or, to the Knowledge of Seller, threatened to be filed with any Governmental Authority based on the employment or termination of employment by MPP or the Entities of any Person, including any MPP Employee.

Section 3.13 Intellectual Property.

(a) Neither MPP nor any Entity owns any (i) patents or patent applications or patent licenses; (ii) trademark registrations and applications or trademark licenses; and (iii) copyright registrations and applications or copyright licenses, except for purchased software and except as set forth in Section 3.13(a) of the Seller Disclosure Letter. MPP and/or the Entities have all licenses necessary to use the equipment and processes as currently being used by them in the ordinary conduct of their respective businesses and operations and, to the Knowledge of Seller, no further licenses are required to so conduct their businesses and operations.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect (i) the conduct of the respective businesses of MPP and the Entities does not infringe or otherwise violate any Person's Intellectual Property, and there is no such claim pending or to the Seller's Knowledge threatened against MPP or the Entities, and (ii) to the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property owned by MPP or the Entities, and no such claims are pending or threatened against any Person by MPP or the Entities.

(c) All Intellectual Property used in or required by the conduct of the Business, is owned by or licensed directly to MPP or to each Entity which utilizes such Intellectual Property, including without limitation that certain gathering and processing billing software utilized to issue transportation and treating services invoices by the following Entities: MPP Antrim Gas LLC and MPP Grands Lacs LLC. The foregoing referenced billing software is an Sql database that uses a interface written in “Visual Studio.” All Intellectual Property described in this Section 3.13 is licensed to MPP or the applicable Entity and is fully paid up in accordance with the requirements of the applicable license agreement.

Section 3.14 Representations with Respect to Environmental Matters. To the Knowledge of Seller, and except as set forth in Section 3.14 of the Seller Disclosure Letter:

(a) MPP and the Entities are in compliance with all applicable Environmental Laws;

(b) MPP and the Entities have all of the Environmental Permits required in order to conduct their operations or have applied for a renewal of such Environmental Permits in a timely fashion;

(c) There is no pending or threatened written Claim, lawsuit, or administrative proceeding against MPP or the Entities under or pursuant to any Environmental Law;

(d) None of MPP or the Entities is a party or subject to any administrative or judicial order, decree or other agreement with a Governmental Authority under or pursuant to any applicable Environmental Law;

(e) Since the Baseline Date, and, to Seller’s Knowledge, prior to such date, none of MPP or the Entities has received written notice from any third party, including any Governmental Authority, alleging that MPP or any of the Entities has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law; and

(f) Since the Baseline Date, and, to Seller’s Knowledge, prior to such date, with respect to the real property that is currently owned, leased or under easement or right of way by MPP or the Entities, there have been no spills or discharges of Hazardous Substances on or underneath any such real property.

The representations and warranties set forth in this Section 3.14 are Seller's sole and exclusive representations and warranties related to environmental matters.

Section 3.15 Tax Matters. Except as would not have a Material Adverse Effect:

(a) All federal, state, and local Tax Returns required to be filed by or on behalf of MPP and the Entities since the Baseline Date and, to Seller’s Knowledge, prior to such date, has been timely filed (taking into account applicable extensions) and in each case are correct and complete, and all Taxes shown as due on such Tax Returns have been paid or adequate reserves for them have been established.

(b) There is no deficiency, proposed adjustment, or matter in controversy that has been asserted or assessed in writing with respect to any Taxes due and owing by MPP or any of the Entities that has not been paid or settled in full.

(c) Each of MPP and the Entities, and Jackson Pipeline Company is a disregarded entity or pass-through entity for federal Tax purposes.

(d) MPP Litchfield LLC’s undivided ownership of an interest in the Litchfield Pipeline is not characterized as or treated as the ownership of a partnership interest for federal Tax purposes, nor is the Litchfield Pipeline a tax partnership for federal Tax purposes.

Section 3.16 Insurance.

(a) Section 3.16(a) of the Seller Disclosure Letter sets forth a true and complete list of all current policies of all property and casualty insurance, insuring the properties, assets, employees and/or operations of MPP and the Entities (collectively, the “Insurance Policies”). All premiums under such Insurance Policies have been paid, Seller has received no notice of termination or intended termination for failure to pay premiums or any other reason, and MPP and the Entities have complied in all material respects with the terms and conditions of all such Insurance Policies.

(b) As of the date hereof, neither Seller nor MPP has received any written notification of the failure of any of the Insurance Policies to be in full force and effect. None of MPP or any of the Entities is in default under any provision of the Insurance Policies, and there is no claim by MPP or the Entities or any other Person pending under any of the Insurance Policies, or disputed with the underwriters or issuers thereof.

Section 3.17 Absence of Certain Changes or Events.

(a) MPP and each of the Entities have conducted their businesses in the ordinary course of business, consistent with past practice in all material respects, since December 31, 2007.

(b) Since December 31, 2007, there has not been, and to Seller’s Knowledge, prior thereto, there has not been with respect to MPP or any of the Entities any event or development or change, which has resulted or would reasonably be likely to result in a Material Adverse Effect.

(c) Since December 31, 2007, neither MPP nor any Entity has:

(i) (1) Granted any severance or termination pay to, or entered into, extended or amended any employment, consulting, severance or other compensation agreement with any Person; (2) established, adopted or entered into any employee benefit plan, incentive or indemnification agreement or any agreement with respect to a change-in-control (nor amended any such agreement); (3) entered into any collective bargaining agreement or other obligation to any labor organization or employee; or (4) amended or taken any other actions, including acceleration of vesting and waiver of performance criteria, with respect to any Employee Plan. Buyer acknowledges that it is aware that Seller and MPP have entered, or will enter, into retention agreements with MPP Employees at Seller’s expense in order to take positive steps towards a smooth transition of the operation to the Buyer;

(ii) sold, leased, licensed, mortgaged or otherwise disposed of any properties or assets material to its business having a fair market value in excess of $50,000 individually or $250,000 in the aggregate, except for the sale of excess compressor parts for $135,000;

(iii) paid, repurchased, discharged or satisfied any of its material Claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business, consistent with past practice, except that MPP prepaid a portion of the LaSalle Bank Loan in July 2008;

(iv) (A) incurred or assumed or guaranteed any long-term debt, or except in the ordinary course of business or consistent with past practice, incurred or assumed or guaranteed short-term Indebtedness exceeding $25,000 in the aggregate; (B) modified the terms of any Indebtedness or other liability, other than modifications of short-term debt in the ordinary course of business, consistent with past practice; or (C) assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person; or

(v) authorized any of, or committed or agreed to take any of, the actions referred to in the paragraphs (i) through (iv) above except as set forth therein.

(d) Since December 31, 2007, MPP has not recognized any Tax liability outside the ordinary course of business, made or changed any election for Tax purposes, changed any annual accounting period for Taxes, filed any material Tax Return outside the ordinary course of business, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to MPP, or taken any other action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of MPP for any period ending after December 31, 2007 or decreasing any Tax attribute of MPP existing on that date.

Section 3.18 Absence of Undisclosed Liabilities. MPP does not have any Liabilities (whether absolute, accrued, contingent or otherwise) except those Liabilities (a) disclosed and reserved against in the MPP Financial Statements (or notes thereto) as required by GAAP, or (b) incurred in the ordinary course of business since December 31, 2007 and reflected or disclosed on the MPP Financial Statements.

Section 3.19 Brokerage and Finders' Fees. Neither Seller, MPP, the Entities nor any of their Affiliates or their respective members, partners, directors, officers or employees, has incurred, or will incur any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

Section 3.20 Corporate and Accounting Records. Since the Baseline Date, the minute books of MPP and the Entities contain true, complete and accurate records of all meetings and accurately reflect all other corporate action of their respective members (including committees thereof). Since the Baseline Date and, to Seller’s Knowledge, prior to that date, each of MPP and the Entities maintains adequate records which accurately and validly reflect transactions conducted by each of them in reasonable detail, and maintains accounting controls, policies and procedures sufficient to ensure that such transactions are (a) executed in accordance with its management’s general or specific authorization and (b) recorded in a manner which permits the preparation of financial statements in accordance with applicable Law and applicable regulatory accounting requirements.

Section 3.21 Affiliated Transactions. None of MPP or the Entities has been a party over the past twelve (12) months to any transaction or agreement with Seller or any Affiliate of Seller, except pursuant to the EGM Management Agreement, and except that an Affiliate of a Seller, Charlevoix Energy Trading, LLC (“Charlevoix”), a gas marketing company, sold some gas for MPP at market prices; there exists no gas sales or marketing arrangement between MPP or any Entity and Charlevoix on the date of this Agreement. No officer or Manager of Seller or any of its Affiliates, owns directly or indirectly, any interest of any kind in any of the assets or properties (as distinguished from Membership Interests) of MPP or the Entities.

Section 3.22 Gas Imbalances. No pipelines or other assets owned by MPP or any of the Entities are designed or operated in a manner that produces any form of natural gas imbalance, the existence of or the resolution of which would have any form of impact on the financial condition or operations of MPP, the Entity or the Business, other than the Gas Imbalance, which relates solely to MMP Bay Area Pipeline LLC’s ownership of the Bay Area Pipeline. The Gas Imbalance is not reflected in the MPP Financial Statements.

Section 3.23 No Competing or Alternative Treating Plants under Development. To the Knowledge of Seller: no natural gas CO2 treating plants are being proposed, developed or constructed in the area of the State Michigan serviced by the MPP Antrim South Chester plants; there have been no permits sought or applied for in connection with any such possible developments; and Seller has not been advised by any Person of an intention to develop any competing or alternative natural gas CO2 treating plant in the State of Michigan.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, NEITHER SELLER, NOR ANY PERSON ACTING IN SELLER’S BEHALF, HAS MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE CONDITION, QUALITY, FREEDOM FROM DEFECTS, OBSOLESCENCE, PERFORMANCE, USABILITY, CHARACTERISTICS, FITNESS FOR ANY PURPOSE OR MERCHANTABILITY OF ANY REAL ESTATE, STRUCTURES, EQUIPMENT, MACHINERY, MATERIALS, GOODS, SUPPLIES OR OTHER ASSETS OR PROPERTY OF ANY KIND OF MPP OR ANY OF THE ENTITIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to Seller as follows and such representations and warranties also shall be true and correct at and as of the Closing Date as if made on that date:

Section 4.1 Corporate Organization; Qualification. Buyer (a) is a Delaware limited partnership, duly organized and validly existing under the Laws of its jurisdiction of formation, (b) has the requisite power to carry on its businesses as currently conducted and (c) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not materially and adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement.

Section 4.2 Authority Relative to this Agreement. Buyer has full power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement and to consummate the contemplated transactions. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and the consummation of the contemplated transactions have been duly and validly authorized by all the necessary action on the part of Buyer and no other organization or similar proceedings on the part of Buyer are necessary to authorize this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or to consummate the contemplated transactions. This Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement has been duly and validly executed and delivered by Buyer and, assuming that this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement constitute legal, valid and binding agreements of the Seller, are enforceable against Buyer in accordance with their respective terms, except that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

Section 4.3 Consents and Approvals. Except pursuant to the HSR Act, Buyer requires no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person as a condition to the execution and delivery of this Agreement or the performance of the obligations hereunder, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not materially and adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement.

Section 4.4 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement does not:

(a) violate or conflict with any provision of the organizational documents of Buyer;

(b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violation would not materially and adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement; or

(c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any material obligation, penalty or premium to arise or accrue under any Material Contract, lease, loan, agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, except as would not materially and adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement.

Section 4.5 Availability of Funds. Buyer has and will have (i) on the Closing Date sufficient immediately available funds to pay the Purchase Price and to consummate the transactions contemplated hereby; and (ii) at the time(s) due in accordance with this Agreement, sufficient immediately available funds to pay any other amounts that may be owed to Seller if and as applicable. The ability of Buyer to consummate the transactions contemplated hereby is not subject to any condition or contingency with respect to financing.

Section 4.6 Litigation. There are no Actions before any Governmental Authority or arbitration panel or tribunal pending or in progress or, to Knowledge of Buyer, threatened, against Buyer, or any of its Affiliates or any executive officer or director thereof, except as would not materially and adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates are subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which Buyer (or its Affiliates) was a named party, except as would not materially and adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement.

Section 4.7 Brokerage and Finders' Fees. Neither Buyer nor any of its Affiliates, or their respective members, stockholders, partners, directors, officers or employees, has incurred, or will incur any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

Section 4.8 Buyer's Acknowledgement. Buyer acknowledges and affirms that in connection with the transactions contemplated by this Agreement it has had access to the personnel, officers, professional advisors, operations, properties, facilities and records of MPP. Buyer further acknowledges and affirms that, in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on (i) the representations, warranties, covenants and agreements of Seller set forth in this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement, and (ii) its own independent investigation, analysis and evaluation of MPP and the Entities, and its assets, properties, facilities, businesses, financial condition, operations and prospects. Buyer acknowledges and affirms that, except for the representations and warranties referred to in clause “(i)” in the immediately preceding sentence, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE CONDITION, QUALITY, FREEDOM FROM DEFECTS, OBSOLESCENCE, PERFORMANCE, USABILITY, CHARACTERISTICS, FITNESS FOR ANY PURPOSE OR MERCHANTABILITY OF ANY REAL ESTATE, STRUCTURES, EQUIPMENT, MACHINERY, MATERIALS, GOODS, SUPPLIES OR OTHER ASSETS OR PROPERTY OF ANY KIND OF MPP OR ANY OF THE ENTITIES.

Section 4.9 Investment Representations.

(a) Buyer is acquiring Membership Interests for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the federal securities laws or any applicable foreign or state securities law.

(b) Buyer understands that the acquisition of the Membership Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledge that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Membership Interests to be acquired by it pursuant to the transactions contemplated hereby.

(c) Buyer understands that the Membership Interests to be acquired by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Buyer acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

(d) Buyer acknowledges that the offer and sale of the Membership Interests to be acquired by it in the contemplated transactions has not been accomplished by the publication of any advertisement.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Consents and Approvals.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use, and will cause its Affiliates to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed by such party in order to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers of Governmental Authorities required to be obtained by such party in order to consummate the transactions contemplated by this Agreement. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide copies of all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the contemplated transactions.

(b) If any objections are asserted with respect to the transactions contemplated by this Agreement under any anti-competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any anti-competition Law, each of Seller and Buyer shall discuss the steps, if any, that should be implemented to respond to the suit, proceeding or challenge described above. No party shall have any obligation to hold separate or divest any of its property or of any of its Affiliates.

Section 5.2 Further Assurances. On and after the Closing Date, Seller and Buyer shall cooperate and use their respective reasonable commercial efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the contemplated transactions. Specifically, but not in limitation of this Section, Seller shall collect, compile and forward to Buyer no less frequently than weekly all checks, other forms of payment made in respect of receivables owed to MPP and the Entities from and after the Effective Date, and all correspondence and invoices received by Seller that are directed to MPP or any of the Entities.

Section 5.3 Employee Matters.

(a) From the date hereof until the Closing Date, except as otherwise provided in this Section 5.3 or with the prior written consent of Buyer, Seller shall not permit any Entity to (i) hire any employee, officer, director, or consultant, (ii) terminate the employment of any MPP Employee other than for cause, (iii) establish, adopt or enter into any employee benefit plan nor amend or take any other actions, including the acceleration of vesting or waiver of performance criteria, with respect to any Employee Plan, (iv) enter into, modify or extend in any manner the terms of any employment, consulting, severance, benefit, incentive or indemnification agreement or any agreement with respect to a retention bonus or change-in-control with any MPP Employee or any other Person, nor incur or enter into any collective bargaining agreement or other obligation to any labor organization or employee, or (v) grant or pay (or agree to grant or pay) any increase in the rate of compensation of any employee, officer, director or consultant, except that Seller, at its own expense, intends to enter into retention agreements with MPP Employees in order to take positive steps towards smooth transition of the operation to the Buyer.

(b) On or before the Closing, but effective immediately prior to the Closing Date, Seller shall take all necessary actions to cause the MPP 401(k) Plan to be terminated. On or before the Closing, but effective as of the Closing Date, Seller shall take all actions necessary to cause (i) MPP to cease to be an adopting or participating employer under all Employee Plans and (ii) MPP to transfer its sponsorship and all of its obligations and Liabilities relating to the Employee Plans to Seller or an Affiliate of Seller. Seller shall remain solely responsible for the Employee Plans, and Buyer shall not, and from and after the Closing Date the Entities shall not, have any responsibilities or Liabilities with respect to the Employee Plans. Without limiting the scope of the preceding provisions of this Section 5.3(b), Seller shall, if required by Law, provide COBRA or other continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. Seller shall take any and all necessary actions to ensure that Buyer, MPP, the Entities and their respective Affiliates are not required to provide such continuation coverage to any such individual at any time. By executing the Assumption Agreement on the Closing Date, Seller agrees to assume and be responsible for the payment of all pre-Closing Date, employee-related Liabilities (e.g., accrued and unpaid salary or wages, vacation pay, accrued and withholding taxes, and other accrued and liabilities under any Employee Plans) with respect to the MPP Employees and any and all former employees of MPP, the Entities and any of their predecessors, provided that such liabilities may be taken into account in the Closing Net Working Capital in which case, they may be paid by Buyer.

(c) On or before the Closing Date, Seller shall cause to be transferred to Seller the employment of each individual employed by an Entity (i) who is on a disability or other leave of absence as of the Closing Date or (ii) who has been identified on a list furnished by Buyer to Seller at least two Business Days prior to the Closing Date. Each MPP Employee who is employed by MPP on the Closing Date and whose employment is not transferred as provided in the preceding sentence is referred to herein as a “Transferred Employee.”

(d) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Buyer or its Affiliates providing benefits to Transferred Employees after the Closing Date (the “DCP Plans”), to the extent permitted by the terms of the insured DCP Plans, and for purposes of determining the vacation and sick leave benefits to be provided to Transferred Employees under the DCP Plans, Buyer shall cause each Transferred Employee to be credited with his or her years of service with MPP and predecessor entities to the same extent, if any, as such Transferred Employee was entitled immediately prior to the Closing Date to credit for such service under any similar Employee Plan. Seller has provided Buyer with all the necessary information to enable Buyer to credit such prior service credit. The DCP Plans that provide medical and dental benefits shall credit Transferred Employees for the year in which the Closing Date occurs with any deductibles and out-of-pocket expenses paid by such Transferred Employees under the corresponding Employee Plans during the portion of such year preceding the Closing Date (provided, however, that such credit shall only be provided based on information Seller provides to Buyer pursuant to the following sentence). Seller shall provide to Buyer within 60 days after the Closing Date a list of deductibles and out-of-pocket expenses for the year in which the Closing Date occurs for the Transferred Employees and their dependents who provide authorization for the release of such data. Each Transferred Employee shall be eligible for vacation and sick leave effective as of the day after the Closing Date to the same extent as similarly situated employees of Buyer (prorated for the number of days remaining in Buyer’s fiscal year), taking into account the prior service credit granted in accordance with this Section 5.3.

(e) During the final 10 Business Days preceding the Closing Date, Seller and Buyer shall cooperate in scheduling (i) all Employees to participate in Buyer’s safety and process safety management two day training course and (ii) those Employees directly (and on a relief basis) involved in the operation of the Grands Lacs pipeline, to participate in Buyer’s Operator Qualified Program to ensure that those Employees are qualified under U.S. Department of Transportation Part 192 regulations; the foregoing shall be conducted while maintaining reasonable staffing at MPP for operations.

(f) Nothing contained in this Agreement shall be construed to limit in any way the ability of Buyer or its Affiliates to terminate the employment of any Transferred Employee from and after the Closing Date; provided, that Buyer or its applicable Affiliate shall be responsible for issuing required notices under the Worker Adjustment and Retraining Notification Act and similar foreign, state and local rules, statutes and ordinances resulting from the actions of Buyer and its Affiliates after the Closing Date, and shall be responsible for the consequences of failure to so comply.

(g) From the date hereof through the second anniversary of the Closing Date, without the prior written consent of Buyer, neither Seller, nor any of its members or any or its Affiliates shall, directly or indirectly, solicit for employment or employ (i) any Transferred Employee or (ii) any other employee of Buyer or its Affiliates; provided that this Section shall not prohibit (A) solicitation of Transferred Employees whose employment has been terminated by Buyer or its Affiliates after the Closing Date or (B) general solicitations to the public or general advertising not specifically directed toward any Transferred Employee.

(h) Nothing in this Agreement, the Transaction Documents or this Section 5.3 shall provide any MPP Employee or any other Person any separate right or cause of action against Buyer, MPP, any Entity or Seller. The duties and obligations of Seller and Buyer to each other hereunder are intended to be enforceable only between them, and do not grant any benefits, duties or obligations to any third party, including the current or future employees of Buyer or its Affiliates or the employees of Seller, MPP, or any of the Entities or any of their respective Affiliates. Nothing in this Agreement, whether express or implied, shall amend or modify, or be construed as amending or modifying, any benefit plan, program or agreement sponsored, maintained or contributed to by Seller, MPP, any Entity, Buyer, or any of their respective Affiliates. Nothing in this Agreement, whether express or implied shall limit the right of Seller, MPP, any Entity, Buyer, or any of their respective Affiliates to amend, terminate or otherwise modify any such benefit plan, program or agreement after the Closing Date.

Section 5.4 Tax Covenants.

(a) Tax Return Filings, Refunds, and Credits.

(i) Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns with respect to MPP and the Entities for Tax periods that end on or before the Effective Date (the “Seller Returns”), and will pay (or cause to be paid) all Taxes due with respect to the Seller Returns. The taxes shown on the Tax Returns shall be correct and complete.

(ii) Buyer shall timely prepare and file (or cause preparation and filing) with the appropriate Tax authorities all Tax Returns with respect to MPP for all Tax periods ending after the Effective Date (the “Buyer Returns”), and will pay (or cause to be paid) all Taxes due with respect to the Buyer Returns. The taxes shown on the Tax Returns shall be correct and complete.

(b) Property Tax Pro-ration and Post-Closing Adjustment. Ad valorem and real and tangible personal property Taxes with respect to the property and assets of MPP and the Entities (“Property Taxes”) for the calendar year in which the Closing Date occurs shall be prorated between Seller and Buyer as of the Effective Date. Actual Property Taxes paid by MPP before the Effective Date shall be prorated between the Seller and Buyer as of the Effective Date and the amount allocable for the period after the Effective Date shall be included as a prepayment in the Closing Net Working Capital calculation as provided in Section 2.1. All future Property Taxes paid by MPP after the Effective Date shall be prorated between the Seller and Buyer as of the Effective Date and the amount allocable for the period prior to the Effective Date shall represent Seller’s obligation and shall be accounted for in the Post-Closing Purchase Price Reconciliation. Any Property Taxes allocable to the Seller’s account arising from proration of any future Property Tax bill received by MPP after the Post-Closing Purchase Price Reconciliation shall be billed to the Seller.

(c) Transfer Taxes. Seller shall bear all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax).

(d) Allocation of Taxes. Seller and Buyer shall, unless prohibited by applicable state or local Law, cause MPP and each of the Entities to close all Tax periods at the Effective Date. If applicable Law does not permit MPP or any of the Entities to close Tax period at the Effective Date, the amount of Taxes allocable to the portion of such period ending at the Effective Date shall be deemed equal to the amount that would be payable if the relevant taxable period ended at the Effective Date. Any allocation of income or deductions required to determine any Income Taxes relating to such period shall be taken into account as though the relevant taxable period ended at the Effective Date and by means of a closing of the books and records of MPP and the Entities at the Effective Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending at the Effective Date and the period thereafter in proportion to the number of days in each such period. All Tax Returns filed by Buyer, Seller or MPP and each of the Entities shall be prepared consistently with such allocation. Neither Seller, any of its Subsidiaries nor Buyer shall make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any similar provision of state or local Tax) to ratably allocate Tax items for any year or taxable period that includes the Closing Date. Notwithstanding anything to the contrary herein, any Tax payable by MPP or the Entities in respect of the Michigan Business Tax or any comparable franchise Tax (a “Michigan Tax”) paid or payable with respect to MPP or the Entities, shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of the Michigan Tax.

Section 5.5 Maintenance of Insurance Policies.

(a) Prior to the Closing Date, Seller shall have provided Buyer true, correct and complete copies of all Insurance Policies. Seller agrees to maintain all Insurance Policies in effect and all premiums therefore fully paid up at least through the Closing Date. Buyer reserves the right to cause any or all of the Insurance Policies to be terminated at any time from and after the Closing Date and obtain refunds of unused premiums which will be taken into account in determining the Closing Statement.

(b) Seller’s only right to receive or share in the proceeds of any Insurance Policy Claims from and after the Closing Date are set forth in Section 6.3(b) below.

(c) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization with respect to any obligation under any Insurance Policy. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Buyer or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.

Section 5.6 Preservation of Records.

(a) Buyer agrees that it shall, at its own expense, preserve and keep the records held by it relating to the businesses of MPP that could reasonably be required after the consummation of the transaction contemplated in this Agreement by Seller for the time periods required; provided, however, that upon expiration of such period, as applicable, Buyer shall give written notice to Seller if it or the custodian of such books and records proposes to destroy or dispose of the same. Seller shall have the opportunity for a period of 30 days after receiving such notice to elect to have some or all of such books and records delivered, at Seller's expense and risk, to a location chosen by Seller. In addition, Buyer shall make such records available to Seller as may reasonably be required by Seller in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the business of MPP. Seller agrees to maintain the confidentiality of all information provided by Buyer or MPP hereunder during the time periods provided for in this Section.

(b) Seller agrees that it shall, at its own expense, preserve and keep the records held by it relating to the business of MPP which are contained in the records of Seller or its Affiliates that could reasonably be required after the consummation of the transaction contemplated by this Agreement by Seller for the time periods required. In addition, Seller shall make such records available to Buyer as may reasonably be required by Buyer in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to MPP.

Section 5.7 Public Statements. No public or private release announcement or regulatory filing concerning the transactions contemplated hereby shall be issued by any of the parties without the prior written consent of the other parties (which consent shall not unreasonably withheld), except for such press release, announcement or regulatory filing as is required by Law, court process or stock exchange rule to be made by the party proposing to issue the same, in which case such party shall use its reasonable commercial efforts to consult in good faith with the other party prior to the issuance of any such press release, announcement or filing. In no event shall either party disclose the Purchase Price for the Membership Interests unless compelled by court order or other legal process and after prompt prior notice to the other party of any requested or demanded disclosure. Seller will cooperate with Buyer in respect of public announcements and Seller will coordinate with the Buyer regarding private announcement of the transaction to the employees.

Section 5.8 Use of Corporate Name. Buyer is acquiring and shall be entitled to use the names of MPP and the Entities after the Closing Date.

Section 5.9 Confidentiality. Each of Buyer and Seller will hold, and will cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning MPP and the Entities furnished to Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Buyer or Seller, (ii) in the public domain through no fault of Buyer or Seller or (iii) later lawfully acquired by Buyer or Seller from sources other than the other party; provided that Buyer and Seller may disclose such information to their Representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer and Seller respectively of the confidential nature of such information and are directed by Buyer and Seller to treat such information confidentially. The obligation of each of Buyer and Seller to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of their own similar information.

Section 5.10 MPP Financial Statements. From the date of execution of this Agreement to the Closing Date and thereafter, Seller will use commercially reasonable efforts to assist Buyer in complying with the requirements of Regulation S-X adopted by the U.S. Securities and Exchange Commission in connection with the MPP Annual Audited Financial Statements and the MPP Unaudited Financial Statements, including providing customary management representation letters and obtaining consents from Plante Moran, PLLC necessary for the filing of all Financial Statements with the Securities and Exchange Commission. In addition, from the date of execution of this Agreement to the Closing Date and thereafter, Seller will use commercially reasonable efforts to assist Buyer with the determination of purchase accounting allocations and the transition of ongoing accounting requirements.

Section 5.11 Non-competition. For a period beginning on the date hereof and ending two (2) years after the Closing Date (the “Non-Compete Period”), Seller agrees that it will not, directly or indirectly, on his own behalf or as a partner, officer, director, stockholder, member, employee, Seller, agent or consultant of, or in any other capacity for, any other person or entity:

(a) engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, lend his funds or credit to, or render services or advice to, any Person or entity that is engaged in or owns, operates or leases assets that involve the natural gas gathering, transportation, processing, compression or treating business that competes with the Business or which is a foreseeable extension of the Business (including without limitation assets and services upstream of the central production facilities which are used to dehydrate or deliver natural gas to the Business such as wellhead gathering pipelines and compression, but excluding any aspect of business opportunities in which Buyer has the contractual right to participate with Seller, and excluding such activities as natural gas exploration, production and storage which are primary businesses of the Seller) (the “Non-Compete Business”); or

(b) persuade or attempt to persuade any customer or prospective customer of the Company, of any Entity, or of MichCon (as to MichCon, regarding any supply, transportation, gas gathering, processing, compression or treating arrangement that MichCon may conduct upstream of the Business) to discontinue or reduce its business with the Company, any Entity or MichCon, as applicable; and

(c) provided however, that (a) the Non-Compete Business shall not be construed to include the leasing and development of oil and gas properties and Seller may be employed by or render services or advice to any entity engaged in the Non-Compete Business as long as such employment, services rendered or advice given by Seller do not directly or indirectly relate to the Non-Compete Business.

Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Seller, if otherwise in compliance with this Agreement may own or hold, as a passive investment, not more than five percent (5%) of the outstanding securities of any person or entity engaged in the Non-Compete Business if the securities of such a person or entity are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended

Section 5.12 Conduct of Business Pending Closing

Prior to the Closing Date, the Seller will take all measures necessary to cause MPP and each Entity to (except with the prior written consent of Buyer or as otherwise permitted by this Agreement and the Transaction Documents):

(a) carry on the Business only in the ordinary course of business and in a manner consistent with past practice;

(b) maintain its assets, properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c) not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any assets of, or by any other manner, any business or any entity, partnership, association or other business organization or division thereof;

(d) not sell, lease, mortgage, encumber, pledge, grant a lien on or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), or dispose of any portion of its assets, other than in the ordinary course of MPP’s or any Entity’s business consistent with past practice;

(e) (i) not increase or agree to increase the compensation payable or to become payable to any of the Employees: provided, that the foregoing restriction shall not prohibit MPP from maintaining contributions to and/or accruing liabilities in respect of the Employee bonus pool, so long as the same are reflected in the MPP Financial Statements, (ii) not grant any severance or termination pay to, or enter into any employment or severance agreement with any Person; (iii) not enter into any collective bargaining agreement; or (iv) not establish, adopt, enter into, amend or terminate any employee benefit plan, except as contemplated by first sentence of Section 5.3(b) above;

(f) keep in full force and effect Insurance Policies;

(g) maintain and preserve its business organization intact, retain present employees (Seller intends, at its expense, to enter into retention agreements with MPP Employees) and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

(h) not declare, set aside or pay any dividend or other distribution (whether in units, other form of equity or property) with respect to any of its outstanding capital units, or make any issuance, reclassification, redemption, purchase or other acquisition of any of its equity securities (except (i) to the extent permitted in distributing Net Current Assets to Seller pursuant to this Agreement and (ii) regularly scheduled interest and principal payments to LaSalle Bank);

(i) not incur any indebtedness for borrowed money;

(j) not enter into any Material Contract that is not terminable by MPP or an Entity on no greater than 90 days notice;

(k) not make any change in accounting principles, methods or policies (except as may be required by changes in Law or changes in GAAP);

(l) not cancel or compromise any Claim or amend, modify, cancel, terminate, relinquish, waive or release any Material Contract or material right of MPP or any Entity; and

(m) not make or commit to make any capital expenditures or issue any new “authorities for expenditure,” in either case in excess of $100,000 or make or commit to make any individual operating expenditure in excess of $100,000.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

Section 6.1 Survival.

(a) All representations and warranties contained herein shall survive for a period of twelve (12) months following the Closing Date except for the representations and warranties of Seller set forth in Section 3.1 (Corporate Organization; Qualification), 3.2 (Authority Relative to this Agreement), and 3.3 (Equity Interests), and of Buyer in Sections 4.1 (Corporate Organization; Qualification) and 4.2 (Authority Relative to this Agreement), which shall survive without any time period limitation except the applicable statute of limitations, and the representations of Seller set forth in Section 3.7 (Contracts) and Section 3.15 (Taxes), which shall survive for the applicable statute of limitations periods (such periods set forth above are referred to herein as the relevant “Indemnity Period”). The parties intend that solely as to those representations and warranties that survive for a period of twelve (12) months following the Closing, that the statute of limitations be contractually shortened and the parties agree that no Claims or causes of action may be brought against Seller, Buyer or any of their respective directors, officers, members, employees, Affiliates, controlling persons, agents or Representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Indemnity Period; provided that if a written notice of Claim for indemnification is made during the applicable Indemnity Period in accordance with this Article VI, such Claim shall survive until its resolution.

(b) All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the date hereof, shall survive the consummation of the transaction contemplated hereby in accordance with their terms.

Section 6.2 Indemnification.

(a) Subject to the limitations set forth in this Article VI, from and after the Closing Date, Seller shall indemnify, defend, save and hold harmless Buyer and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Buyer Indemnified Parties”), from and against any and all Damages incurred by a Buyer Indemnified Party arising out of, resulting from or incurred in connection with:

(i) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, in each case, when made or deemed made (without giving effect to the words “material” or “Material Adverse Effect” or other similar exceptions or qualifiers);

(ii) any breach by Seller of any covenant or agreement contained in this Agreement; and

(iii) any Retained Liabilities.

(b) Subject to the limitations set forth in this Article VI, from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless Seller and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent incurred by the Seller Indemnified Party arising out of, resulting from or incurred in connection with:

(i) any breach or inaccuracy of any representation or warranty of such Buyer contained in this Agreement, in each case, when made or deemed made; and

(ii) any breach by Buyer of any covenant or agreement contained in this Agreement; and

(iii) any Liabilities arising from operations or business on or after the Closing Date, that did not exist prior to the Closing Date.

(c) Any Person providing indemnification pursuant to the provisions of this Section 6.2 is referred to herein as an “Indemnifying Party”, and any Person entitled to be indemnified pursuant to the provisions of this Section 6.2 is referred to herein as an “Indemnified Party”.

(d) Seller's indemnification obligations contained in Section 6.2(a)(i) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages exceeds $1,000,000 (the “Threshold Amount”), in which event Seller's indemnity obligation contained in Section 6.2(a)(i) shall apply to all Claims for Damages in excess of the Threshold Amount, subject to a maximum liability to Seller, in the aggregate, of $15,000,000 (the “Cap Amount”); provided, however, that the following Claim for Damages shall not be subject to the Threshold Amount or Cap Amount: (i) Seller’s breach of the representations and warranties set forth in Sections 3.1, 3.2 and 3.3, and Section 3.15 and (ii) those that relate to or arise out of the Retained Liabilities.

(e) Buyer's indemnification obligations contained in Section 6.2(b)(i) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages equals the Threshold Amount, in which event Buyer's indemnification obligation contained in Section 6.2(b)(i) shall apply to all Claims for Damages in excess of the Threshold Amount, subject to a maximum liability to the Buyer, in the aggregate, of the Cap Amount.

(f) The indemnification obligations of each party hereto under this Section 6.2 shall inure to the benefit of the Buyer Indemnified Parties and Seller Indemnified Parties, and such Buyer Indemnified Parties and Seller Indemnified Parties shall be obligated to keep and perform the obligations imposed on an Indemnified Party by this Section 6.2, on the same terms as are applicable to such other party.

(g) In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to act in a commercially reasonable manner to mitigate its Losses.

(h) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VI to the extent any Damages were attributable to such Indemnified Party's own gross negligence or willful misconduct.

(i) THE REMEDIES PROVIDED IN THIS ARTICLE VI SHALL BE DEEMED TO SET FORTH AND ESTABLISH THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES, FROM AND AFTER THE DATE HEREOF, WITH RESPECT TO THE BREACH OR FAILURE TO PERFORM THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.3 Calculation of Damages.

(a) The amount of any Damages suffered by Buyer hereto shall be reduced if and only to the extent that Seller’s (i) breached or inaccurate representation or warranty or (ii) breached covenant or agreement is accurately and adequately reserved for in the Closing Statement and Buyer actually receives the cash related to such reserve as a Current Asset upon acquiring the Membership Interests.

(b) If a Buyer Indemnified Party Claim for Damages under this Article VI is covered by an Insurance Policy maintained in effect by MPP prior to the Closing Date, contemporaneously with Seller’s payment of the Buyer Indemnified Party Claim for Damages, Buyer shall cause MPP, or its successor to assign to Seller whatever right to recovery as to the particular Claim for Damages under the relevant Insurance Policy, as can be assigned to Seller, and Buyer shall take such action as Seller may reasonably request without the expenditure of funds to assist Seller to collect under the relevant Insurance Policy.

Section 6.4 Procedures for Third-Party Claims. The obligations of any Indemnifying Party to indemnify any Indemnified Party under this Article VI with respect to for Claim for Damages pursued against an Indemnified Person by any Person other than an Indemnifying Party (including Governmental Entities) (a “Third-Party Claim”), shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party written notice of any such Third-Party Claim reasonably promptly after learning of such Third-Party Claim. The Indemnifying Person’s failure to give prompt written notice of a Third-Party Claim shall not affect the Indemnifying Party's obligations under this Article VI, except to the extent that the Indemnifying Party is actually prejudiced by its failure to receive prompt written notice.

(b) If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within 30 days notify the Indemnified Party of its decision. If the Indemnifying Party elects not to or fails to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.

(c) The Indemnified Party shall, and shall cause its employees and Representatives to, cooperate reasonably with the Indemnifying Party in connection with the defense negotiation, settlement or other handling of each Third-Party Claim and shall provide the Indemnifying Party with all available information and documents concerning such Third-Party Claim.

(d) Notwithstanding anything else in this Section 6.4, (i) the Indemnified Party shall not settle a Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding, or consent to the entry of any judgment for relief other than monetary damages to be borne by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.5 Procedures for First-Party Claims. The obligations of any Indemnifying Party to indemnify an Indemnified Party under this Article VI in respect of a Claim for Damages pursued directly by an Indemnified Party against an Indemnifying Party (a “First-Party Claim”) shall be subject to the following terms and conditions:

(a) Once an Indemnified Party determines that it has a First-Party Claim, the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto, and such notice shall be promptly given even if the nature or extent of the Damages is not then known. Such written notification shall be subsequently supplemented within a reasonable time as additional information regarding the First-Party Claim or the nature or extent of Damages resulting therefrom becomes available to the Indemnified Party.

(b) Any failure to give such reasonably prompt notice or supplement thereto or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually and materially prejudiced thereby.

(c) The Indemnified Party and the Indemnifying Party shall attempt to negotiate in good faith for a 30-day period regarding the resolution of any disputed First-Party Claim. Promptly following the final determination of the amount of any Damages Claimed by the Indemnified Party, the Indemnifying Party, subject to the limitations of the Threshold Amount and the Cap Amount (if applicable), shall pay such Damages to the Indemnified Party by wire transfer of immediately available funds.

Section 6.6 Special Indemnification Provision Relating to Environmental Matters.

(a) Buyer shall indemnify and hold the Seller harmless from that portion of Damages resulting from Buyer’s, MPP’s or any Entity’s failure to comply with or to remediate property in accordance with applicable Environmental Law, but only to the extent that such Damages are directly attributable to Buyer’s, MPP’s or any Entity’s actions or omissions occurring on or after the Closing Date.

(b) Seller shall indemnify and hold Buyer harmless from all Damages under any Environmental Law that arise out of actions or omissions that occurred before the Closing Date but were not disclosed in the Seller Disclosure Letter, if they relate to matters as to which written notification is given by Buyer to Seller during a period ending one year after the Closing Date.

Should Seller be obligated, as a result of Section 6.6(b) or due to any Retained Liability to conduct remediation, Buyer shall reasonably cooperate with environmental response activities of Seller on the applicable property. Buyer shall ensure that Seller has reasonable access to investigate, monitor, and remediate said property, and to install, operate, and maintain facilities for the containment or treatment of the soil and groundwater, and to perform other environmental remediation and response activities, so long as such activities do not unreasonably interfere with the operation of the Business. In conducting the above-described environmental remediation, Seller may elect to perform a cleanup in accordance with applicable industrial cleanup standards or (if applicable and suitable pursuant to Environmental Law in force at the time of cleanup) commercial III or IV cleanup standards under the Michigan Natural Resources and Environmental Protection Act, Part 201 (Part 201), or similar standards which may be allowed under Michigan law in the future. Seller shall conduct any and all investigations, monitoring, and remediation in compliance with applicable Environmental Laws; (ii) cleanup standards or cleanup criteria applicable to any remedial action by Seller at the property shall not be inconsistent in any way with current use of the subject property or expansion of uses of a similar nature at the property; and Seller shall access and disturb the absolute least amount of surface property possible in conducting it remediation operations.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer. Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part:

(a) The representations and warranties of Seller set forth in this Agreement shall be true and correct, at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date without giving effect to the words “material” or “Material Adverse Effect” or other similar exception or qualifier; provided, however, that in the event of such a breach of a representation or warranty, the condition set forth in this Section 7.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect;

(b) Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) no casualty losses shall have occurred with respect to the assets of the Business that could result in the aggregate, in Losses (including future losses due to business interruption) equal or greater than 5% of the Purchase Price (a “Casualty Loss”);

(d) MPP Financial Statements. Seller must have delivered to Buyer as soon as prepared, and in any event, prior to the Closing Date:

(i)	The MPP Annual Audited Financial Statements; and

(ii)
The MPP Unaudited Financial Statements, as of and for the six-month periods ended June 30, 2007 and 2008; provided that if the Closing Date occurs after November 8, 2008, the MPP Unaudited Financial Statements shall be prepared as of and for the nine-month periods ended September 30, 2007 and 2008; and

(e) Security Agreement. Seller shall have caused to be delivered to Buyer one of more certain letter(s) of credit referenced in that certain Security Agreement dated of even date herewith, by and between Buyer on the one hand and Michigan Energy Investment, LLC, Ganesh Energy, LLC and Gas Processing & Pipeline, LLC on the other hand.

Section 7.2 Conditions Precedent to Obligations of Seller. Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part:

(a) the representations and warranties of Buyer set forth in this Agreement shall be true and correct, at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date provided, however, that in the event of such a breach of a representation or warranty, the condition set forth in this Section 7.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect;

(b) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired without any order by a Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or early termination shall have been granted.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, respectively; and (e) “including,” shall mean “including, but not limited to”; and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal). Unless otherwise expressly provided, any agreement, instrument, law or regulation defined or referred to herein means such agreement, instrument, law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of a law or regulation) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(b) For purposes of Article III and all covenants and obligations of Seller hereunder including indemnification obligations of Article VI, all representations, warranties, covenants and obligations made by Seller shall be deemed to be jointly and severally made by each Seller.

Section 8.2 Disclosure Letters. The Seller Disclosure Letter and the Buyer Disclosure Letter are incorporated into this Agreement by reference and made a part of it.

Section 8.3 Payments. All payments set forth in this Agreement are in United States Dollars. Such payments shall be made by wire transfer of immediately available funds or by such other means as the parties to such payment shall designate.

Section 8.4 Expenses. Except as expressly set forth herein, or as agreed upon in writing by the parties, each party shall bear its own costs, fees and expenses, including the expenses of its representatives, incurred by such party in connection with this Agreement and the contemplated transaction.

Section 8.5 Choice of Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK APPLICABLE HERETO.

Section 8.6 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

Section 8.7 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, will be deemed to have been duly given only if delivered personally or by facsimile transmission (with confirmation of receipt) or by an internationally-recognized express courier service or by mail (first class, postage prepaid) to the parties at the following addresses or telephone or facsimile numbers and will be deemed effective upon delivery; provided, however, that any communication by facsimile shall be confirmed by a nationally-recognized express courier service or regular mail.

(i)    If to the Seller:
Ganesh Energy, LLC
30078 Schoenherr, Suite 150
Warren, Michigan
Attention: Manouch Daneshvar
Telephone: (586) 445-2300
Facsimile: (586) 445-1782

Gas Processing & Pipeline, LLC
200 Greenbrier Road
P.O.Box 460
Summersville, WV 26651
Attention: James E. Davis
Telephone: (304) 872-3000
Facsimile: (304) 872-3040

With a required copy to:

Ufer & Spaniola, P.C.
5440 Corporate Drive, Suite 250
Troy, Michigan 48098-2648
Attention: Gerald Van Wyke, Esquire
Telephone: (248) 641-7000 Facsimile: (248) 641-5120

(ii)    If to Buyer:
DCP Midstream Partners, LP
370 17th Street, Suite 2700
Denver, CO 80202-0202
Attention: Anthony A. Blando, Director of Business Development
Telephone: 303-633-2916
Facsimile: 303-633-2921

With a required copy to: DCP Midstream Partners, LP 370 17th Street, Suite 2700 Denver, CO 80202-0202 Attention: Michael S. Richards, General Counsel Telephone: 303-633- 2912 Facsimile: 303-633-2921

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.

Section 8.8 Resolution of Disputes.

(a) All disputes arising out of or relating to this Agreement or its breach, termination or validity or the parties' performance under it (“Dispute”) shall be resolved as provided by this Section 8.8. The Parties agree that litigation instituted to resolve a Dispute may be brought in the federal or state courts in Texas or Colorado in the case of cases brought against Buyer and in Michigan in the case of cases brought against Seller (the “Selected Courts”). The Parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction of the Selected Courts for purposes of Dispute resolution. Without prejudice to such provisional remedies as may be available under the jurisdiction of a Selected Court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world by courier such as Federal Express, whether within or without the jurisdiction of any such court.

(b) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9 No Right of Setoff. Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any related agreement.

Section 8.10 Time is of the Essence. Time is of the essence in the performance of the provisions of this Agreement.

Section 8.11 Entire Agreement. This Agreement, together with the Seller Disclosure Letter, Buyer Disclosure Letter, Annex I, the Exhibits hereto, and the Confidentiality Agreement and Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.12 Binding Nature; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns. Except as expressly provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either party or any of their Affiliates. Except as expressly provided herein, no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any Liability (or otherwise) against either party hereto.

Section 8.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document. Any counterpart or other signature to this Agreement that is delivered by facsimile or electronic mail shall be deemed for all purposes as constituting good and valid execution and delivery by such party of this Agreement.

Section 8.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of it, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance this Agreement and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.15 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit its provisions.

Section 8.16 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 8.17 Amendment. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each party.

Section 8.18 Seller Liability. Each of Ganesh, LLC and Gas Processing and Pipeline, LLC agree that they are jointly and severally liable for the performance of all transactions and the assumption of all liabilities by Seller that are set forth in this Agreement and in the Transaction Documents.

IN WITNESS WHEREOF, Seller and Buyer, by their duly authorized officers, have executed this Agreement as of the date first written above.

GANESH ENERGY, LLC

By:  /s/ Rai P. Bhargava

Name: Rai P. Bhargava
Title: Chairman

GAS PROCESSING AND PIPELINE, LLC

By:  /s/ William T. Bright

Name: William T. Bright
Title: Chairman

MICHIGAN ENERGY INVESTMENTS, LLC

By:  /s/ Rai P. Bhargava

Name: Rai P. Bhargava
Title: Chairman

(Collectively, the Seller)

DCP MIDSTREAM PARTNERS, LP

By:  DCP Midstream GP, LP
Its General Partner

By: DCP Midstream GP, LLC
Its General Partner

By:  /s/ Greg K. Smith

Name: Greg K. Smith
Title:  Vice President, Business Development

(the Buyer)

ANNEX I
ENTITIES and EQUITY INTERESTS

Equity Interests

Entity Name	Jurisdiction	% Ownership Interest
Michigan Pipeline & Processing, LLC	Michigan	53.75% owned by Ganesh Energy, LLC (“Ganesh”)and 46.25% owned by Gas Processing & Pipeline, LLC (“GPP”).
MPP Antrim Gas LLC	Michigan	100% owned by Michigan Pipeline & Processing, LLC
MPP Bay Area Pipeline, LLC	Michigan	100% owned by Michigan Pipeline & Processing, LLC
MPP Grands Lacs LLC	Michigan	100% owned by Michigan Pipeline & Processing, LLC
MPP Jackson LLC[1]	Michigan	100% owned by Michigan Pipeline & Processing, LLC
MPP Litchfield LLC[2]	Michigan	100% owned by Michigan Pipeline & Processing, LLC

[1]	MPP Jackson LLC owns 75% equity interest in the Jackson Pipeline Company (general partnership).

[2]	MPP Litchfield owns 44% equity interest in the Litchfield Pipeline.